ALASKA PACIFIC RESOURCES, INC.
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SUBSCRIPTION AGREEMENT
(Subscribing to Common Shares)

TO:      Alaska Pacific Resources, Inc.

The undersigned hereby subscribes for __________________ shares (the "Shares") of Common Stock (the "Common Stock") of Alaska Pacific Resources, Inc. (the "Company") at ____________ per Share.

Make checks payable to:   Edward T. Block Trust Account

The Undersigned has been given the opportunity to review (and to have the Undersigned's attorney, accountant, and/or financial advisor review) a copy of the Company's articles of incorporation, bylaws or proposed bylaws, existing or proposed leases, employment contracts, licensing agreements and the proposed use of proceeds to be derived from this and contemporaneous subscriptions. The Undersigned has also had an opportunity to discuss with management of the Company the specific business plans of the Company and understands that (i) the Company is a "start-up" company and is not currently conducting any business; (ii) following completion of its current financing the Company will have approximately ___________________________ shares of Common Stock issued and outstanding; and (iii) the Shares are being offered pursuant to an exemption from registration under Rule 504 of Regulation D under the Securities Act of 1933, as amended (the "Act"). It is further acknowledged that the Undersigned is not relying upon any representations other than those specifically made by officers or representatives of the Company, and the Undersigned has had access to the Company's officers and directors for the purposes of obtaining any information requested by the Undersigned.

The Undersigned represents and warrants as follows:
(Initial all items below that apply.)

      _____The Undersigned has the financial and business acumen to properly evaluate the risks and merits of this investment.

      _____The Undersigned is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Act, the definition of which is set forth below.

      _____The Undersigned represents that he/she is not an "accredited investor".

      _____The Undersigned represents that he/she is a resident of the State of _____________________________.

      _____The Undersigned represents that he/she is not a resident of the United States.

The definition of an "accredited investor" includes the following:

  An individual having a net worth or a combined net worth with a spouse at the time of purchase in excess of $1,000,000.
  An individual whose net income was in excess of $200,000.00 in each of the two most recent years, or whose joint income with a spouse was in excess of $300,000.00 in each of those years, and who reasonably expects his/her net income to reach such level in the current year.
  A corporation, partnership, Massachusetts or similar business trust, or organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (a tax exempt organization), not formed for the specific purpose of acquiring the Securities/Shares, having total assets in excess of $5,000,000.00.
  A bank, savings & loan association or other similar institution as defined in Sections 3(a)(2) and 3(a)(5)(A) of the 1933 Act.
  An investment company registered under the Investment Company Act of 1940.
  An insurance company as defined in Section 213 of the 1933 Act.
  A business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940 or a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
  A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.
  A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.
  An insurance company as defined in Section 213 of the 1933 Act.
  A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, which plan has total assets in excess of $5,000.000.00.
  An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor.
  An employee benefit plan within the meaning of ERISA having total assets in excess of $5,000,000.00.
  A self-directed employee benefit plan within the meaning of ERISA, with investment decisions made solely by persons who are accredited investors as defined in Rule 501(a) of Regulation D of the 1933 Act.
  A trust with total assets in excess of 5 million dollars not formed for the specific purpose of acquiring the Shares/Securities offered hereby, whose purchase is directed by a sophisticated person who has the knowledge and expertise in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares/Securities.
  Any entity in which all of the equity owners are "accredited investors".

_____________________________________

The Undersigned subscriber further represents that he/she is acquiring the Shares his/her own account for investment purposes only and with no intention of reselling or making further distribution of the Shares, and that the Shares will not be transferred or otherwise resold by him/her except in compliance with the Securities Act of 1933 and relevant state securities laws. The Company reserves the right to modify the suitability requirements for potential investors in order for the offering to comply with the requirements of the Act and any applicable state and local laws.

Assumption of Risks:             The Undersigned can bear the full economic risk of this investment, including the possible total loss thereof. The Undersigned further acknowledges that this investment is currently considered illiquid and may continue as such for an indeterminate period of time.

Restrictions on Transfer:      This purchase is for investment purposes only, with no present view towards the resale or other subsequent distribution of all or any part of the Shares being purchased. THE UNDERSIGNED REPRESENTS THAT NO RESALE OR TRANSFER SHALL BE ATTEMPTED OTHER THAN IN FULL COMPLIANCE WITH ALL OF THE THEN APPLICABLE FEDERAL, STATE AND LOCAL STATUTES AND RULES. It is understood that a transfer restriction notice may be prominently placed upon the Certificates for Shares if such is required in the state or other locale in which the subscriber resides.

            If this subscription is rejected by the company, in whole or in part, for any reason, all funds will be returned, without interest thereon or deduction of any kind, within ten business days of such rejection.

Subscriber's Signature:                    _______________________________________

Print Name:                                          _______________________________________

Date Signed:                                         _______________________________________

SSN/TIN                                               _______________________________________

Mailing Address:                                _______________________________________________________

                                                                City:_________________ State:______________ Zip:___________

The foregoing Subscription is hereby accepted: ( ) in full, ( ) in part as to _____________

shares, for and on behalf of the Company on the ________ day of ___________________, _____________.

Alaska Pacific Resources, Inc.

BY:                              ____________________________________________

                                    Alex Long, President and Director